                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the use of our report on the balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995 and the related statements of operations, deficiency in assets, and cash flows for each of the three fiscal years in the period ended September 24, 1995, dated October 27, 1995, in the Registration Statement and related Prospectus of Pegasus Communications
 Corporation for the registration of its Class A Common Stock.



/s/  Ernst & Young LLP
-------------------------------
ERNST & YOUNG LLP



Pittsburgh, Pennsylvania
March 18, 1997